Exhibit 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Yahaira Garcia-Perea
Marketing & Corporate Communications Manager
916-823-7214 | YahairaGarcia-Perea@bankofmarin.com

Bank of Marin Bancorp Announces Upcoming Retirement of Chief Financial Officer Tani Girton
Appoints Treasurer Dave Bonaccorso as Successor

NOVATO, Calif., December 6, 2024 – Bank of Marin Bancorp (Nasdaq: BMRC) and its wholly owned subsidiary Bank of Marin, today announced that Executive Vice President, Chief Financial Officer, and Principal Accounting Officer Tani Girton will retire effective January 31, 2025, following a planned transition period. Dave Bonaccorso, age 49, who currently serves as the Bank’s treasurer, has been named her successor. Bonaccorso will assume the chief financial officer and principal accounting officer roles on January 2, 2025, continuing to work closely with Girton to ensure a smooth transition.

“On behalf of the board of directors, our leadership team, and all our colleagues, I want to thank Tani for her leadership and dedication to the financial health, stability, and growth of our Bank over the past 11 years. She built a Finance, Audit, Compliance, and Treasury team that is positioned for success at scale. We wish her the very best in her retirement and all her future endeavors,” said Tim Myers, president and CEO, Bank of Marin. “As treasurer, Dave has worked closely with Tani and we are excited to welcome him to his new role as CFO and principal accounting officer, and to the executive leadership team. Dave has a deep commitment to our mission. His knowledge and understanding of our Bank along with his business acumen and strategic focus will be instrumental in building upon Tani’s legacy and helping us navigate future opportunities and challenges.”

Bonaccorso—who has nearly 30 years of experience in the financial services sector—joined Bank of Marin as treasurer in August 2023. Previously, he was the treasurer of Rabobank, N.A. and Mechanics Bank from January 2018 to September 2023, which had total assets approaching $20 billion. Additional disclosure of any changes to Bonaccorso's compensation related to his new roles will be provided if and when such changes are finalized.

Earlier in his career, Bonaccorso provided fixed income and equity markets advisory services to more than 200 west coast community banks while employed at Wells Fargo Securities, Keefe, Bruyette & Woods, FIG Partners, and Hoefer & Arnett. He earned bachelor’s degrees in business administration and philosophy from University of Southern California and a master’s degree in accountancy from University of Illinois as well as the Chartered Financial Analyst® designation. A Bay Area native, Bonaccorso is a volunteer with Kentfield School District and Kentfield Futbol Club and lives with his family in Marin County.

“I’m thrilled to serve the Bank and our stakeholders in this new capacity,” said Bonaccorso. “I look forward to working with our entire leadership team and talented staff as we continue to deliver growth, operational excellence, and shareholder returns in the future.”

Additionally, the Bank has enhanced its risk management and oversight functions. In May 2024, David Merck was named director of Audit, Compliance, and Risk, a newly created role centered on risk and regulatory compliance. Upon Girton’s retirement, he will report directly to Myers. Merck joined the Bank in 2015 as accounting policy manager and was subsequently promoted to roles of increasing responsibility including financial reporting manager, controller and principal accounting officer.

Girton concluded, “It has been an honor to be a part of the Bank of Marin leadership team and to serve our customers, communities, and investors for more than a decade. I am incredibly proud of the collaborative culture we have built. I believe this has contributed to our success in capitalizing on new opportunities and navigating external challenges over the years. In combination with the Bank’s commitment to customer service, operational excellence and diligent risk management practices, I believe our strong culture positions the Bank for continued growth and success in the years ahead.”

About Bank of Marin Bancorp

Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank with assets of $3.8 billion, Bank of Marin provides commercial and personal banking, specialty lending, and wealth management and trust services throughout its network of 27 branches and eight commercial banking offices located across Northern California. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by San Francisco Business Times since 2003, was inducted into NorthBay Biz’s “Best of” Hall of Fame in 2024 and ranked top 10 in Sacramento Business Journal’s Corporate Direct Giving List for philanthropic efforts in 2023. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, visit www.bankofmarin.com.

Forward-Looking Statements
This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions and the economic uncertainty in the United States and abroad, including economic or other disruptions to financial markets caused by acts of terrorism, war or other conflicts, impacts from inflation, supply chain disruptions, changes in interest rates (including the actions taken by the Federal Reserve to control inflation), California's unemployment rate, deposit flows, real estate values, and expected future cash flows on loans and securities; the impact of adverse developments at other banks, including bank failures, that impact general sentiment regarding the stability and liquidity of banks; costs or effects of acquisitions; competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; natural disasters (such as wildfires and earthquakes in our area); adverse weather conditions; interruptions of utility service in our markets for sustained periods; and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats)
affecting our operations, pricing, products and services; and successful integration of acquisitions. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.